As filed with the Securities and Exchange Commission on October 11, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	22-3415036
(State of Incorporation)	(I.R.S. Employer Identification No.)

520 Broad Street

Newark, New Jersey 07102

(973) 438-1000

(Address of Principal Executive Offices)

IDT Corporation 2015 Stock Option and Incentive Plan, As Amended and Restated

(Full Title of the Plan)

Shmuel Jonas

Chief Executive Officer

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

(973) 438-1000

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Joyce J. Mason, Esq.

General Counsel

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

(973) 438-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

 CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Securities to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class B Common Stock, par value $0.01 per share	525,000	(2)	$8.33	(3)	$4,373,250	(3)	$567.65
Total	525,000				$4,373,250		$567.65

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include such additional indeterminate number of shares as may be issuable pursuant to the anti-dilution provisions of the IDT Corporation 2015 Stock Option and Incentive Plan, as Amended and Restated (the “SOP”). In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Represents shares of Class B Common Stock reserved for issuance pursuant to the SOP.
(3)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum offering price per share and the maximum aggregate offering price are based on the average of the $8.65 (high) and $8.00 (low) sale price of the Registrant’s Class B Common Stock as reported on the New York Stock Exchange on October 8, 2019, which date is within five business days prior to the filing of this Registration Statement.

PART I

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the IDT Corporation 2015 Stock Option and Incentive Plan, as Amended and Restated, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such documents are not be filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019, filed with the Commission on October 11, 2019;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on September 16, 2019 and October 10, 2019; and

(c)	The description of the Class B common stock, par value $.01 per share (the “Class B Common Stock”), of the Registrant set forth as Item 1 under the caption “Description of Securities” in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 4, 2001 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the Class B Common Stock have been passed on by Joyce J. Mason, Esq. Ms. Mason is Executive Vice President, Corporate Secretary and General Counsel of the Registrant and is the beneficial owner of 51,930 shares of Class B Common Stock, consisting of (a) 28,190 shares of Class B Common Stock held directly, (b) 4,697 shares of Class B Common Stock held by Ms. Mason in her 401(k) plan account as of July 31, 2019, (c) 8,000 shares of Class B Common Stock of the Company issuable upon the exercise of stock options exercisable within 60 days, (d) 1,396 shares of Class B Common Stock purchased through the Company’s Employee Stock Purchase Program, and (e) 9,647 shares of Class B Common Stock owned by Ms. Mason’s husband. In addition, Ms. Mason directly holds 9,000 deferred stock units (each, a “DSU”). Each DSU is the right to receive between 1/2 of a share and 2 shares of the Company’s Class B common stock, and vests in thirds in January 2020, 2021 and 2022. The number of shares that will actually vest for each DSU depends on the market price for the Class B common stock as of the relevant vesting date. 1/2 of a share will be issued for each DSU if the market price on the vesting date is less than $3.255 (50% of the grant date value of a share of Class B common stock) and 2 shares will be issued for each DSU if the market price on the vesting date is $13.02 (200% of the grant date value) or greater, with a proportionate amount to vest based on thresholds of 62.5%, 75%, 87.5%, 100%, 112.5%, 125%, 137.5%, 150%, 162.5% and 175% of the grant date value. Upon vesting in full, Ms. Mason will be entitled to receive between 4,500 and 18,000 shares of Class B common stock. Ms. Mason is the sister of Howard Jonas, Chairman of the Board of the Registrant, and aunt of Shmuel Jonas, Chief Executive Officer of the Registrant.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation provides that, to the extent permitted by the Delaware General Corporation Law (“DGCL”), directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

The Registrant’s By-Laws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director, officer, employee or agent of the Registrant (or serving in any such capacity with another business organization at the request of the Registrant) if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, such director, officer, employee or agent may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

*4.1	IDT Corporation 2015 Stock Option and Incentive Plan, as Amended and Restated

*5.1	Legal Opinion of Joyce J. Mason, Esq.

23.1	Consent of Joyce J. Mason, Esq. (included in Exhibit 5.1 hereto).

*23.2	Consent of BDO USA LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The Registrant undertakes that it will submit the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on October 11, 2019.

IDT CORPORATION

By:	/s/ Shmuel Jonas
Shmuel Jonas
Chief Executive Officer

The undersigned directors and officers hereby constitute and appoint Shmuel Jonas and Marcelo Fischer, and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name in the capacities indicated any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature	Titles	Date

/s/ Shmuel Jonas	Chief Executive Officer (Principal Executive Officer)	October 11, 2019
Shmuel Jonas

/s/ Howard S. Jonas	Chairman of the Board	October 11, 2019
Howard S. Jonas

/s/ Marcelo Fischer	Chief Financial Officer (Principal Financial Officer)	October 11, 2019
Marcelo Fischer

/s/ Mitch Silberman	Chief Accounting Officer and Controller	October 11, 2019
Mitch Silberman	(Principal Accounting Officer)

/s/ Bill Pereira	Director	October 11, 2019
Bill Pereira

/s/ Michael Chenkin	Director	October 11, 2019
Michael Chenkin

/s/ Eric F. Cosentino	Director	October 11, 2019
Eric F. Cosentino

/s/ Judah Schorr	Director	October 11, 2019
Judah Schorr

EXHIBIT INDEX

Exhibit No.	Description

*4.1	IDT Corporation 2015 Stock Option and Incentive Plan, as Amended and Restated

*5.1	Legal Opinion of Joyce J. Mason, Esq.

23.1	Consent of Joyce J. Mason, Esq. (included in Exhibit 5.1 hereto).

*23.2	Consent of BDO USA LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

*	Filed herewith